Exhibit 99.1

Contacts:	Jack Lief	Carin Canale
	President and CEO	Atkins + Associates
Media & Investor Relations
	David Walsey	(858) 527-3498
Director, Corporate Communications

Arena Pharmaceuticals
(858) 453-7200, ext. 1682

www.arenapharm.com	Press Release

Arena Pharmaceuticals Announces Third Quarter 2005 Financial Results

San Diego, CA, October 17, 2005 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter and nine months ended September 30, 2005.

Total revenues in the third quarter of 2005 were $7.4 million, compared to $4.4 million in the third quarter of 2004. Total revenues in the nine months ended September 30, 2005, were $17.4 million, compared to $11.6 million in the nine months ended September 30, 2004. Arena reported a net loss allocable to common stockholders in the third quarter and the nine months ended September 30, 2005 of $16.1 million, or $0.46 per share, and $57.5 million, or $1.69 per share, respectively. This compares with a net loss allocable to common stockholders in the third quarter and the nine months ended September 30, 2004 of $13.6 million, or $0.54 per share, and $43.1 million, or $1.70 per share, respectively.

“During the last quarter, Arena continued to demonstrate the strength of its pipeline, which is diverse and not dependent on one program or partner for success,” commented Jack Lief, Arena’s President and CEO. “As we continue to work diligently to advance all our programs and timelines and build on our successes to date, we are particularly looking forward to obtaining additional APD356 safety and efficacy data from the Phase 2b obesity trial around year-end.”

Research and development expenses totaled $20.8 million in the third quarter of 2005, compared to $13.9 million in the third quarter of 2004. Research and development expenses totaled $58.8 million in the nine months ended September 30, 2005, compared to $42.1 million in the nine months ended September 30, 2004. The increase in 2005 research and development expenses as compared to 2004 is primarily attributable to the clinical trials for Arena’s most advanced product candidates, APD356 for obesity and APD125 for insomnia, as well as moving its research and preclinical pipeline forward for a number of additional compounds. General and administrative expenses totaled $2.6 million in the third quarter of both 2005 and 2004. General and administrative expenses totaled $8.2 million in the nine months ended September 30, 2005, compared to $7.6 million in the nine months ended September 30, 2004.

Cash, cash equivalents and short-term investments totaled $148.1 million at September 30, 2005.

Arena’s Recent Highlights:

•      Merck & Co., Inc. initiated a Phase 1 clinical trial of an orally administered drug candidate being developed under a collaboration encompassing 3 GPCRs that may have the potential to regulate plasma lipid profiles, including HDL cholesterol, similar to the therapeutic action of niacin. The initiation of the Phase 1 clinical trial triggered a $2.0 million milestone payment to Arena.

•      Obtained a patent from the European Patent Office relating to certain drug screening methods utilizing the 19AJ receptor, an orphan GPCR discovered by Arena and active in regulating blood glucose levels in a glucose-dependent manner. The invention set forth in the patent was utilized to identify the orally bioavailable compounds that Ortho-McNeil, Inc., a Johnson & Johnson company, and Arena are developing to treat diabetes as part of their collaboration.

•      An assessment of follow-up echocardiograms taken approximately 90 days after patients received their first doses of APD356 in Arena’s Phase 2a obesity clinical trial indicated no apparent drug effect on heart valves or pulmonary artery pressure after four weeks of dosing.

•      Obtained a patent from the United States Patent and Trademark office for APD356 and other compounds that modulate the 5-HT2C serotonin receptor, which helps regulate food intake and may also influence metabolic rate. These modulators may be useful in pharmaceutical compositions for the treatment of obesity.

Arena will host both a conference call and webcast to discuss the third quarter 2005 financial results and to provide a corporate update today, Monday, October 17, 2005, at 5:00 p.m. EDT (2:00 p.m. PDT). Jack Lief, President and Chief Executive Officer and Robert Hoffman, Vice President, Finance and Chief Accounting Officer will be present on the conference call and webcast.

The conference call may be accessed by dialing (800) 659-1966 for domestic callers and (617) 614-2711 for international callers. Please specify to the operator that you would like to join the “Arena Third Quarter Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at http://www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focusing on the discovery, development and commercialization of small molecule drugs in four major therapeutic areas: metabolic, cardiovascular, inflammatory and central nervous system diseases. Arena is developing a broad pipeline of compounds that act on an important class of drug targets called G protein-coupled receptors, or GPCRs, using its knowledge of GPCRs and its technologies, including CART™ (Constitutively Activated Receptor Technology) and Melanophore. Arena has three internally discovered, clinical-stage product candidates. Arena’s most advanced clinical compound, APD356, a selective 5-HT2C serotonin receptor agonist for the treatment of obesity, is in Phase 2b. Arena’s lead product candidate for the treatment of insomnia, APD125, a compound with a novel mechanism of action (a selective 5-HT2A receptor inverse agonist), is scheduled to begin a Phase 2 clinical trial by the end of 2005. As part of Arena’s partnership with Merck & Co., Inc., an Arena product candidate for the treatment of atherosclerosis and related disorders is in a Phase 1 clinical trial. Arena also has an active collaboration with Ortho-McNeil, Inc., a Johnson & Johnson company, for the treatment of type 2 diabetes.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CART™ is an unregistered service mark of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the possible usefulness of 5-HT2C modulators in pharmaceutical compositions for the treatment of obesity, the protection provided by Arena’s patents, and the expected timing of Arena’s clinical trials and announcement of results and other statements about Arena’s strategy, technologies, opportunity for success, efforts in advancing its programs and timelines, preclinical and clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the results of Arena’s clinical trials, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner APD356, APD125 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, Arena’s patent protection, and the timing and receipt of payments and fees, if any, from Arena’s collaborators, including Ortho-McNeil and Merck. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenues
Total revenues	$7,431,887	$4,383,332	$17,356,879	$11,565,000

Expenses
Research and development	20,820,915	13,874,772	58,760,870	42,055,010
General and administrative	2,558,556	2,639,117	8,210,171	7,610,225
Amortization of non-cash deferred compensation	87,515	283,079	350,824	1,167,378
Amortization of acquired technology	384,249	405,305	1,152,747	1,215,915
Total expenses	23,851,235	17,202,273	68,474,612	52,048,528

Interest and other income, net	781,931	19,561	2,287,016	(143,808)
Net loss	(15,637,417)	(12,799,380)	(48,830,717)	(40,627,336)
Dividends on redeemable convertible preferred stock	(494,303)	(362,104)	(1,313,328)	(1,071,612)
Accretion of discount related to redeemable convertible preferred stock	—	(462,970)	(7,372,014)	(1,388,912)
Net loss allocable to common stockholders	$(16,131,720)	$(13,624,454)	$(57,516,059)	$(43,087,860)

Net loss per share, basic and diluted	$(0.46)	$(0.54)	$(1.69)	$(1.70)

Shares used in calculating net loss per share, basic and diluted	35,241,050	25,362,644	34,064,695	25,313,716

Condensed Consolidated Balance Sheet Data

	September 30,	December 31,
	2005	2004
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$148,118,473	$113,313,839
Accounts receivable	1,502,192	22,590,323
Other current assets	4,131,974	5,331,799
Land, property and equipment, net	50,457,738	52,994,209
Acquired technology, investments and other assets	14,222,434	12,134,825
Total assets	$218,432,811	$206,364,995
Liabilities and Stockholders’ Equity
Deferred revenues	$26,538,810	$30,070,188
Other liabilities	24,113,430	20,479,593
Redeemable convertible preferred stock	49,277,570	29,092,228
Stockholders’ equity	118,503,001	126,722,986
Total liabilities and stockholders’ equity	$218,432,811	$206,364,995

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.